EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

FRANKLIN FINANCIAL SERVICES CORPORATION

Filed June 1, 1983

Amended May 2, 1986

Amended May 4, 1999

Amended April 28, 2020

1.The name of the corporation is:

FRANKLIN FINANCIAL SERVICES CORPORATION

2.The location and post office address of the initial registered office of the corporation in this Commonwealth is:

20 South Main Street

Chambersburg, Pennsylvania 17201

3.The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

To engage in and do any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Business Corporation Law of Pennsylvania and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or exercise under the laws of the Commonwealth of Pennsylvania.

4.The term for which the corporation is to exists is:

Perpetual

5.The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 shares, divided into 15,000,000 shares of common stock of one and 00/100 dollar ($1.00) par value per share and 5,000,000 shares of stock without par value.  The Board of Directors shall have authority to the full extent now or hereafter permitted by law from time to time to issue such stock without par value as a class without series or in one or more series, to designate upon issuance, any or all shares of stock without par value as common stock or preferred stock, and to fix by resolution the voting rights (which may be full, limited, multiple, fractional, or withheld altogether), designations, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

6.The name and post office address of the incorporator and the number and class of shares subscribed by him is:

NameAddressNumber and Class of Shares

Mr. Robert G. Zullinger131 Greenleaf RoadOne share of common stock

Chambersburg, PA  17201

7.The names and addresses of each of the first directors who shall serve until their successors are elected and shall qualify are:

NameAddress

Mr. Jay L. Benedict, Jr.688 Bowman Road

Chambersburg, PA  17201

Mr. John M. Hull, III406 South Coldbrook Ave.

Chambersburg, PA  17201

Mr. Charles M. Sioberg938 McKinley Street

Chambersburg, PA  17201

Mr. M. Dice Statler369 Social Island Road

Chambersburg, PA  17201

Mr. Robert G. Zullinger131 Greenleaf Road

Chambersburg, PA  17201

8.The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors.

9.(A) Except as provided in Section (B) of this Article, the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote shall be required in order to authorize the following corporate actions:

(1)any merger or consolidation of the corporation into another corporation

(2)the dissolution of the corporation

(3)the amendment of the Articles of Incorporation of the Corporation.

(B) The affirmative vote of the holders of a majority of the shares entitled to vote shall be required in order to authorize any of the corporate actions described in Section (A) of this

Article if the Board of Directors shall approve such corporate action by resolution adopted before the shareholders are solicited to vote on such corporate action.

10.(A)  Except as provided in Section (B) of this Article, in the event that any person or corporation shall acquire beneficial ownership of fifty percent (50%) or more than the outstanding common stock of the corporation, the corporation shall within thirty (30) days thereafter extend to each shareholder of the corporation, other than such person or corporation, an offer in writing to redeem at any time within sixty (60) days of the date of such offer all or any part of the common stock owned by him at a redemption price equal to the greatest of the following:

(1)the highest per share price paid by such person or corporation to acquire any shares of common stock of the corporation within the 12 month period immediately preceding the date of the offer; or

(2)the highest market price per share of common stock of the corporation on any trading day during the 12 month period immediately preceding the date of the offer; or

(3)the book value per share of the common stock of the corporation as reported in the statement of condition of the corporation prepared in accordance with generally accepted accounting principles, for the quarterly period immediately preceding the date of the offer.

(B) The corporation shall not be required to extend a redemption offer to any shareholder pursuant to the provisions of Section (A) of this Article if the Board of Directors, by resolution adopted before the person or corporation involved has acquired, directly or indirectly, beneficial ownership of five percent (5%) or more of the outstanding common stock of the corporation, shall have approved the acquisition by such person or corporation of fifty percent (50%) or more of the outstanding common stock of the corporation.

11.(A) The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issue.  By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1)whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(2)whether a more favorable price could be obtained for the corporation’s securities in the future;

(3)the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the community which they serve;

(4)the reputation, business practices and experience of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation stock;

(5)the value of the securities (if any) which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered;

(6)any antitrust or other legal and regulatory issues that are raised by the offer.

(B) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following:  advising shareholders not to accept the offer; litigation against the offeror; filing complaints with governmental and regulatory authorities; acquiring the corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; and obtaining a more favorable offer from another individual or entity.

12.The authority to make, amend, alter, change, or repeal the Bylaws of the corporation is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change, or repeal the Bylaws of the corporation by the affirmative vote of the holders of not less than two-thirds of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the shareholders duly convened after notice to the shareholders of such purpose.

13.Any or all classes and series of shares of the corporation, or any part thereof, may be uncertificated shares to the extent determined by the Board of Directors from time to time; provided, however, that in no event shall any shares represented by a certificate be deemed uncertificated until the certificate is surrendered to the corporation.